                                                                      Exhibit 12
               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1994 through 1998
                      and Twelve Months Ended July 31, 1999
                       (in thousands except ratio amounts)


                                       July 31,
                                         1999         1998         1997         1996         1995         1994
                                       --------     --------     --------     --------     --------     --------

Earnings:
   Net income from continuing
     operations                        $ 56,870     $ 60,313     $ 54,074     $ 48,562     $ 40,310     $ 35,506
   Income taxes                          36,672       38,807       34,650       30,928       25,442       21,407
   Fixed charges                         37,559       38,415       39,263       37,009       35,651       29,736
                                       --------     --------     --------     --------     --------     --------
     Total Adjusted Earnings           $131,101     $137,535     $127,987     $116,499     $101,403     $ 86,649
                                       ========     ========     ========     ========     ========     ========

Fixed Charges:
   Interest                            $ 35,749     $ 36,453     $ 36,949     $ 34,511     $ 33,224     $ 27,671
   Amortization of debt expense             304          304          346          345          336          334
   One-third of rental expense            1,506        1,658        1,968        2,153        2,091        1,731
                                       --------     --------     --------     --------     --------     --------
     Total Fixed Charges               $ 37,559     $ 38,415     $ 39,263     $ 37,009     $ 35,651     $ 29,736
                                       ========     ========     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges         3.49         3.58         3.26         3.15         2.84         2.91
                                           ====         ====         ====         ====         ====         ====



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